UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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Fair Isaac Corporation

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Additional Information Regarding Fair Isaac Corporation Compensation Practices
     On January 22, 2008, Fair Isaac Corporation notified RiskMetrics Group of the following information regarding its compensation practices:
•	Fair Isaac has agreed with Mark Greene, its Chief Executive Officer, to eliminate, as of January 1, 2009, tax gross up payments with respect to club membership dues paid for Dr. Greene by Fair Isaac. For fiscal year 2008, such gross up payments were $394.

•	Fair Isaac has agreed with Mark Scadina, its Senior Vice President, General Counsel and Secretary, to eliminate, as of January 1, 2009, tax gross up payments with respect to family travel benefits provided to Mr. Scadina by Fair Isaac. For fiscal year 2008, such gross up payments were $8,943.

•	Fair Isaac has committed to not provide future tax gross up payments in connection with perquisites provided to executive officers, except with respect to standard relocation benefits and spousal travel for certain company-sponsored events.

•	As a point of further clarification regarding Mr. Scadina’s Offer Letter, the Company notes that family travel benefits provided to Mr. Scadina were offered in lieu of the Company’s agreeing to pay for realtor commissions in connection with the sale of Mr. Scadina’s house in California. These family travel benefits, when combined with the limited other relocation benefits provided to Mr. Scadina, did not exceed the amount payable under the Company’s standard relocation policy.